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                                                                       Exhibit 2



                                 May 30, 2001


EquiServe Trust Company, N.A.
525 Washington Boulevard
Suite 4660
Jersey City, New Jersey 07310
Attention:  Corporate Actions - Administration

EquiServe Trust Company, N.A.
P.O. Box 2500
Jersey City, New Jersey 07303-2500


Ladies and Gentlemen:

     This is to certify that on February 27, 2001, Baxter International Inc., a Delaware corporation (the "Company"), announced that its Board of Directors had declared a two-for-one stock split (the "Stock Split") to be effected by a 100% stock dividend to be distributed on May 30, 2001 (the "Distribution Date") to stockholders of record of the Company's Common Stock, par value $1 per share (the "Common Stock"), as of the close of business on May 9, 2001.

     Under the Rights Agreement dated December 9, 1998 between the Company and EquiServe Trust Company, N.A. (successor to First Chicago Trust Company of New
York), as Rights Agent, prior to the Stock Split each share of Common Stock was accompanied by one Right. Each Right, after it becomes exercisable and until such time as it expires or is redeemed or exchanged, entitled the holder to purchase from the Company one one-hundredth of a share of the Company's Series B Junior Participating Preferred Stock (the "Preferred Stock") at a purchase price of $275, subject to adjustment (the "Purchase Price"). The redemption price under Section 23(a) of the Rights Agreement was $.01 per Right. Under Section 24(a) of the Rights Agreement the Company could exchange the Rights for Common Stock at a ratio of one share of Common Stock for each Right. Under Section 24(c) of the Rights Agreement the Company was entitled to substitute Preferred Stock for the Common Stock exchangeable for Rights at the rate of one one-hundredth of a share of Preferred Stock for each share of Common Stock.

     As a result of the Stock Split and pursuant to Section 11(p) of the Rights Agreement, effective as of the Distribution Date, each share of Common Stock will thereafter be accompanied by one-half of one Right. A full Right will continue to entitle the holder to purchase one one-hundredth of a share of Preferred Stock, and the Purchase Price will remain at $275, subject to adjustment. A full Right will continue to be redeemable under Section 23(a) of the Rights Agreement for a redemption price of $.01 per Right. Pursuant to
Section 24(a) of the Rights Agreement, effective as of the Distribution Date, the applicable exchange ratio will be two shares of Common Stock for each full Right. Pursuant to Section 24(c) of the Rights Agreement, effective as of the Distribution Date, the Company will be entitled to substitute Preferred Stock for the Common Stock exchangeable for Rights at the rate of one one-hundredth of a share of Preferred Stock for each share of Common Stock.
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     As a result of the Stock Split and pursuant to the Certificate of
Designation establishing the Preferred Stock, effective as of the Distribution
Date: (i) each share of Preferred Stock will be entitled to quarterly dividends equal to the greater of $5.00 or 200 times the aggregate per share amount of all dividends declared on the Common Stock during the quarter, (ii) each share of Preferred Stock will be entitled to 200 votes on all matters submitted to a vote of the stockholders of the Company, (iii) the Adjustment Number referred to in clause (ii) of Section 6(A) of the Certificate of Designation will be 200, and
(iv) under Section 7 of the Certificate of Designation, in the event of any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or other property, the shares of Preferred Stock will be exchanged or changed into an amount per share equal to 200 times the aggregate amount into which or for which each share of Common Stock is changed or exchanged.

     This notice is being delivered pursuant to the requirements of Section 12 of the Rights Agreement to EquiServe Trust Company (successor to First Chicago Trust Company of New York) as Rights Agent under the Rights Agreement and as transfer agent for the Common Stock and Preferred Stock.

     Please acknowledge receipt of this notice by signing below and returning a signed copy to Baxter International Inc. at One Baxter Parkway, Deerfield, Illinois 60015, Attention: Corporate Secretary.


BAXTER INTERNATIONAL INC.


By:  ___________________________
     Jan Stern Reed
     Corporate Secretary

Receipt Acknowledged as of the
____ day of _______, 2001


EQUISERVE TRUST COMPANY, N.A.
as Rights Agent and Transfer Agent


By:  ___________________________
     Name:  _____________________
     Title:  _____________________